Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287599

PROSPECTUS SUPPLEMENT NO. 11

(to prospectus dated effective March 27, 2026)

Medicus Pharma Ltd.

64,911 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated effective March 27, 2026, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-287599). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 23, 2026 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On October 22, 2026, the last reported sales prices of the common shares and Public Warrants were $2.62 and $0.21, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 23, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2026

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, exercisable for common shares	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 23, 2026, Medicus Pharma Ltd. (the "Company") received written notice (the "Compliance Notice") from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it had regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2) (the "Minimum Bid Price Requirement"), and that the matter was now closed. The Compliance Notice supersedes the disclosure set forth in the following paragraph of this Item 3.01 regarding the Delisting Determination Letter (as defined below). For additional information regarding the Compliance Notice, see Item 8.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 3.01.

On October 20, 2026, the Company received a delisting determination letter (the "Delisting Determination Letter") from the Listing Qualifications staff of Nasdaq indicating that the Company had not regained compliance with the Minimum Bid Price Requirement and that Nasdaq had determined to delist the Company's common shares, no par value (the "Shares"), and warrants from The Nasdaq Capital Market. As previously disclosed in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") on April 24, 2026, the Company received written notice from Nasdaq on April 21, 2026, indicating that the closing bid price of the Shares had been below $1.00 per share for the previous 30 consecutive business days, that the Company was therefore not in compliance with the Minimum Bid Price Requirement, and that the Company had 180 calendar days, or until October 19, 2026, to regain compliance. As the Company did not regain compliance with the Minimum Bid Price Requirement by October 19, 2026, and Nasdaq determined that the Company was not eligible for a second 180 calendar-day compliance period as it does not meet the minimum $5 million stockholders' equity requirement under the Initial Listing Criteria of the Nasdaq Capital Market, the Company received the Delisting Determination Letter, which was subsequently superseded and rendered moot by the Compliance Notice described above.

Item 8.01 Other Events.

As described in Item 3.01 above, on October 23, 2026, the Company received the Compliance Notice from the Listing Qualifications Department of Nasdaq notifying the Company that Nasdaq had determined that for the last ten consecutive business days, from October 12, 2026 to October 23, 2026, the closing bid price of the Shares had been at $1.00 per Share or greater and that, accordingly, the Company had regained compliance with the Minimum Bid Price Requirement and that the matter was now closed. There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement or Nasdaq's other continued listing requirements in the future.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include, but are not limited to, statements concerning the continued listing of the Shares on Nasdaq and the Company's ability to maintain compliance with the Minimum Bid Price Requirement and Nasdaq's other continued listing requirements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as "plan," "believe," "goal," "target," "aim," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of the Company's management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including the risks and uncertainties detailed from time to time in the Company's filings with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the SEC, which are available at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By: /s/ Raza Bokhari

Name: Dr. Raza Bokhari

Title: Executive Chairman and Chief Executive Officer

Dated: October 23, 2026